NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Beall’s, Inc.
Dan Doyle – VP of Loss Prevention. & Human Resources
Administration; Compliance Officer
941-744-4482
dand@beallsinc.com

ALLIANCE DATA SIGNS NEW LONG-TERM AGREEMENT WITH BEALL’S DEPARTMENT STORES, INC.

• Alliance Data to Provide Beall’s Department Stores, Inc. Private Label Credit Card
Services for its Multi-Channel Operations

DALLAS, Texas, July 31, 2008 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed an agreement with Beall’s Department Stores, Inc. to provide private label credit card services to more than 85 Beall’s Department Stores throughout Florida and its e-commerce website www.beallsflorida.com. Headquartered in Bradenton, Fla., Beall’s Department Stores is a leading retailer of brand name clothing and accessories for men, women and children, as well as specialty home goods and gourmet food.

Beall’s Department Stores is a subsidiary of Beall’s, Inc., which operates more than 560 retail stores in the South and West United States through its Beall’s Department Stores, Beall’s Outlet Stores and Burke’s Outlet Stores brands – total annual sales exceed $1 billion.

Under terms of the new agreement, Alliance Data will provide private label credit card services, including account acquisition and activation; receivables funding; card authorization; private label credit card issuance; statement generation; remittance processing; customer service functions; and marketing services to Beall’s Department Stores.

In addition to today’s announced new agreement with Beall’s Department Stores, Alliance Data also provides private label credit card services for the Beall’s, Inc. subsidiaries, Beall’s Outlet Stores and Burke’s Outlet Stores. Cardholders that have a Beall’s Outlet card or the new Beall’s Department Stores card may use both branded cards interchangeably across both chains.

“The Florida lifestyle is reflected in all facets of our organization and serving the Beall’s customer is our singular priority,” said Daniel Love, chief financial officer for Beall’s, Inc. “Through Alliance Data’s industry expertise and support systems, Beall’s will now be able to offer benefits including expanded reward offerings, more payment and credit options along with targeted discount offers. This will further enhance the shopping experience for existing customers and should help to generate new accounts. We believe the association with Alliance Data will help us to build long-term rewarding relationships with our Beall’s credit card customers.”

“We are pleased about our new relationship with Beall’s Department Stores,” said Ivan Szeftel, president of Alliance Data’s Retail Services. “We are equally excited that this announcement is indicative of a much deeper relationship with Beall’s, Inc. as we are now providing solutions for all of their brands. We’re confident in our ability to deliver integrated credit and marketing services that result in increased sales, and stronger, more loyal customers that frequent the brand more often.”

About Beall’s Department Stores, Inc.

Beall’s Department Stores, Inc. (a subsidiary of Beall’s, Inc.) operates over 85 stores in Florida and specializes in apparel and footwear for men, women and children, and gifts and housewares for the Florida lifestyle.  Since its modest beginnings in 1915, Beall’s Department Store has grown to be a major employer in the State of Florida as well as a valued asset to all the communities it serves.  Beall’s Department Stores’ principal operating strategy is to grow the corporation through the reinvestment of its profits.  A long history of strong ethical values and commitment to customers, employees and community has earned the company trust and respect in the marketplace.

Beall’s, Inc. is the parent company of Beall’s Department Stores, Beall’s Outlet Stores, and Burke’s Outlet Stores. The Company, through its subsidiaries, has annual sales exceeding one billion dollars.  For more information about Beall’s Department Stores or Beall’s, Inc., please visit their website, www.beallsinc.com.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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